                                                                    EXHIBIT 4.41

                            CREDIT FACILITY AGREEMENT

THIS AGREEMENT dated as of the 26th day of November, 2004

BETWEEN:

          PINE VALLEY MINING CORPORATION, a company incorporated under the laws of British Columbia having its registered office at Suite 3000 - 1055 West Georgia Street Vancouver, BC V6E 3R3 ("PINE VALLEY")

AND:

          FALLS MOUNTAIN COAL INC., a company incorporated under the laws of British Columbia having its registered office at Suite 3000 - 1055 West Georgia Street Vancouver, BC V6E 3R3 ("FALLS MOUNTAIN")

AND:

          PINE VALLEY COAL LTD., an Alberta corporation having its principal business office at Suite 501 - 535 Thurlow Street, Vancouver, BC V6E 3L2 ("PVC")

AND:

          THE ROCKSIDE FOUNDATION, an Ohio non-profit corporation having an office at 524 North Avenue, Suite 203, New Rochelle, NY 10801-3410 ("ROCKSIDE")

WHEREAS:

A. Pine Valley is a public mining company with its Common shares listed for trading on the TSX Venture Exchange and the NASD OTC Bulletin Board;

B. Falls Mountain is a wholly-owned subsidiary of Pine Valley and holds Pine Valley's coal mining interests;

C. PVC is a wholly-owned subsidiary of Falls Mountain and holds and operates its principal asset, the Willow Creek Project (as defined below);

D. Pine Valley requires additional financing to further develop the Willow Creek Project and for working capital purposes; and

E. Rockside is prepared to make available to Pine Valley and its affiliates a credit facility on the basis set out in this Agreement.

NOW THEREFORE, IN CONSIDERATION of the covenants and agreements in this Agreement, the Parties agree as follows:

1.   INTERPRETATION

1.1  DEFINED TERMS

In this Agreement:

     (a) "AGREEMENT" means this agreement including any recitals and Schedules to this agreement, as amended, supplemented or restated from time to time;

     (b) "BUSINESS DAY" means a day other than a Saturday or Sunday on which banks are open for general banking business in Vancouver, B.C.;

     (c) "CLOSING" and "CLOSING DATE" will have the meanings set out in Section 10.1;

     (d)  "CLOSING DATE BONUS SHARES" has the meaning given to it in Section 6;

     (e) "CREDIT FACILITY" means the credit facility made available by Rockside to Falls Mountain pursuant to Section 2.1;

     (f) "FALLS MOUNTAIN SECURITY AGREEMENT" means the Security Agreement dated November 26, 2004 among Falls Mountain and PVC as debtors and Rockside as secured party;

     (g) "GOVERNMENTAL AUTHORITY" means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, and any government agency, tribunal, commission or other authority exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government;

     (h)  "INTEREST" has the meaning given to it in Section 2.2;

     (i) "LIENS" means any mortgage, lien, charge, hypothec or encumbrance, whether fixed or floating, on, or any security interest in, any property, whether real, personal or mixed, tangible or intangible, any pledge or hypothecation of any property, any deposit arrangement priority, conditional sale agreement, other title retention agreement or equipment trust, capital lease or other security arrangements of any kind;

     (j) "MARKET VALUE" means the weighted average share price over the ten trading days on the TSX Venture Exchange (or the TSX, if applicable) immediately preceding the date of the advance of Tranche No. 1, Tranche No. 2 or Tranche No. 3, as applicable;

     (k) "MARUBENI" means Marubeni Corporation, a corporation incorporated under the laws of Japan and having a business at 4-2, 1 Chome, Chiyoda-Ku, Tokyo, Japan;

     (l) "MITSUI" means Mitsui Matsushima Co., Ltd., a company incorporated under the laws of Japan and having its principal office at 1-12, Otemon 1-chome, Chuo-ku, Fukuoka-shi, Fukuoka Prefecture, Japan;

     (m) "MITSUI CANADA" means Mitsui Matsushima Canada Ltd., a company incorporated under the laws of British Columbia having its registered office at Suite 1600 - 777 Dunsmuir Street, Vancouver, BC V7Y 1K7, and a subsidiary of Mitsui;

     (n) "PARTIES" means the parties to this Agreement and "PARTY" means any one of them;

     (o) "PERMITTED LIENS" means: (i) the security interests granted to Mitsui Canada by any of the Pine Valley Group; (ii) the security interests granted to Marubeni by any of the Pine Valley Group; (iii) Liens in favour of the British Columbia Ministry of Energy and Mines over reclamation security deposits required in connection with the permits for the Willow Creek Project; and (iv) any other Liens permitted under the Falls Mountain Security Agreement;

     (p) "PERSON" means any natural person, sole proprietorship, partnership, corporation, trust, joint venture, any Governmental Authority or any incorporated or unincorporated entity or association of any nature;

     (q)  "PINE VALLEY GROUP" means Pine Valley, Falls Mountain and PVC;

     (r) "PROJECT INFORMATION" means all information and data relating to the Willow Creek Project and this Agreement;

     (s)  "SECURITIES ACT" has the meaning given to it in Section 8.2;

     (t)  "STATE ACTS" has the meaning given to it in Section 8.2;

     (u) "TRANCHE NO. 1" means the first advance in the principal amount of $3,750,000 referred to in Section 2.1;

     (v) "TRANCHE NO. 2" means the second advance in the principal amount of $1,250,000 referred to in Section 2.1;

     (w) "TRANCHE NO. 3" means the third advance in the principal amount of $2,000,000 referred to in Section 2.1; and

     (x) "WILLOW CREEK PROJECT" means the exploration, development and commercial exploitation of coal properties held by the Pine Valley Group in north-eastern British Columbia.

1.2  GOVERNING LAW

This Agreement and each of the documents contemplated by or delivered under or in connection with this Agreement are governed exclusively by, and are to be enforced, construed and interpreted exclusively in accordance with, the laws of British Columbia and the laws of Canada applicable in British Columbia which will be deemed to be the proper law of this Agreement.

1.3  SEVERABILITY

Each provision of this Agreement is intended to be severable and accordingly:

     (a) the unenforceability or invalidity of any particular provision under any applicable law or in any jurisdiction, as determined by a court having jurisdiction, an arbitrator or arbitrators appointed under this Agreement, or other authority having jurisdiction, will not affect the validity or enforceability of any other provision, except that if the other provision is expressly stated to be, or if, on a proper construction of this Agreement as a whole, it is reasonable to conclude that the Parties intended the other provision to be, dependent on the validity and enforceability of the particular provision, the other provision will also be invalid or unenforceable; and

     (b) if any provision of this Agreement is determined to be invalid or unenforceable as aforesaid or is invalid or unenforceable pursuant to subparagraph (a), the balance of this Agreement will be construed and enforced as if all invalid or unenforceable provisions were not contained herein.

If, as a result of a determination that any part of this Agreement is unenforceable or invalid as aforesaid, and as a result of or despite the operation of this section, the expectations of the Parties, as determined on a proper construction of this Agreement as a whole, are substantially frustrated, the Parties will negotiate in good faith such amendments and additions to this Agreement as are reasonable and necessary to realize the original expectations to the greatest extent possible under the circumstances.

1.4  NUMBER AND GENDER

Unless otherwise specified, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.5  TIME OF DAY

Unless otherwise specified, references to time of day or date mean the local time or date in Vancouver, British Columbia.

1.6  TIME OF ESSENCE

Time is of the essence of this Agreement.

1.7  CURRENCY

Except as otherwise expressly provided, all references to amounts of money mean lawful currency of the United States of America.

1.8  SCHEDULES

The schedules attached to this Agreement, will, for all purposes, form an integral part of the Agreement.

2.   CREDIT FACILITY

2.1  CREDIT FACILITY

Subject to the terms and conditions of this Agreement, Rockside hereby establishes for Falls Mountain the following credit facility:

     (a) Tranche No. 1 in the principal amount of $3,750,000, to be advanced on the Closing Date;

     (b) Tranche No. 2 in the principal amount of $1,250,000, to be advanced between December 27, 2004 and February 19, 2005; and

     (c) Tranche No. 3 in the principal amount of $2,000,000, to be advanced between June 1, 2005 and July 31, 2005,

provided that Rockside will only advance Tranche No. 2 and Tranche No. 3 at the sole option of, and if requested to so by, Falls Mountain, and nothing herein will obligate any of the Pine Valley Group to draw down any of the Credit Facility except for Tranche No. 1. If it elects to do so, Falls Mountain will request the advance of Tranche No. 2 and Tranche No. 3 by delivering not less than 7 days' written notice to Rockside. All advances will be made by Rockside by wire transfer to such account as Falls Mountain may designate.

2.2  INTEREST

Subject to adjustment in accordance with Section 2.4, the outstanding principal amount of the Credit Facility will bear simple interest (the "INTEREST") at an annual interest rate of 10% and the amount of interest accrued on the outstanding principal amount of the Credit Facility each month will be paid by Falls Mountain to Rockside in arrears on the last Business Day of each month.

2.3  DUE DATE

Subject to the early repayment provisions in Sections 2.5 and 2.7, Falls Mountain hereby agrees to pay to Rockside the entire outstanding amount of the Credit Facility and any and all accrued and unpaid Interest on or before November 29, 2005.

2.4  WITHHOLDING TAXES

     (a) All payments in respect of interest, structuring fees and other amounts owing under this Agreement will be made free and clear without deduction for any taxes, duties, fees or other charges unless those deductions are required by law.

     (b) If Falls Mountain determines that it is compelled by law to make any such deduction, then Falls Mountain and Rockside will bear the cost of such deduction equally, and Falls Mountain will pay, by way of an adjustment to the interest payable pursuant to Section 2.2, such additional amounts as will result in receipt by Rockside of the full amount which would have been paid had one-half of such deduction not been made.

     (c) Falls Mountain will use reasonable commercial efforts to provide, as soon as possible after a deduction or withholding is made, official receipts or other official documentation to Rockside evidencing payment of the taxes, duties, fees or other charges.

     (d) If, following the imposition of taxes, duties, fees or other charges referred to above upon any such payment, Rockside is granted a credit or refund in respect of those taxes for any tax payable, Rockside (subject to Falls Mountain having paid an additional amount in accordance with this paragraph), to the extent that it is satisfied that it can do so without prejudice to the retention of the amount of the credit or refund, will reimburse Falls Mountain for that amount which Rockside certifies to be the proportion of the credit or refund as will leave Rockside (after the reimbursement) in no worse or better position than it would have been in if there had been no taxes imposed upon the payment by Falls Mountain referred to above, and that reimbursement will be made immediately upon the credit or refund being granted to Rockside. Rockside will use reasonable commercial efforts to realize any such refunds or credits.

2.5  PREPAYMENT

Falls Mountain will have the right, at its option, to pay the outstanding amount of the Credit Facility plus any Interest owing thereon, in whole or in part, at any time and from time to time, without notice, bonus or penalty.

2.6  LEGAL FEES AND EXPENSES

Falls Mountain will compensate Rockside for all its reasonable legal fees and other out of pocket expenses incurred in connection with the negotiation and preparation of the Credit Facility documentation at the Closing, provided that Falls Mountain has then received from Rockside or its advisors a statement of account itemizing such fees and expenses.

2.7  SALE OF THE PROJECT OR FINANCING

If the Pine Valley Group sells, assigns or transfers to a third party an interest of greater than 50% of the Willow Creek Project or obtains debt financing in an amount sufficient to permit it to do so, then the Pine Valley Group will make it a condition of any such transaction that the outstanding principal amount of the Credit Facility and accrued Interest will be repaid in full out of the transaction proceeds.

3.   USE OF PROCEEDS

3.1  USE OF PROCEEDS

The Credit Facility proceeds will be used by the Pine Valley Group to further develop the Willow Creek Project and for working capital purposes.

3.2  INSPECTION AND AUDIT

The Pine Valley Group will maintain complete and accurate records relating to the use of the Credit Facility proceeds. For so long as any of the Credit Facility remains outstanding, Rockside or its representatives may, upon reasonable notice to the Pine Valley Group and during normal business hours, inspect and take copies of such records. In addition, Rockside will have the right, for so long as any of the Credit Facility remains outstanding, to have such records audited by a firm of internationally recognized chartered accountants. Such audit will be carried out during reasonable business hours and on reasonable notice to the Pine Valley Group.

4.   SECURITY

4.1  GENERAL SECURITY AGREEMENT

Falls Mountain's obligation to repay the Credit Facility and the Interest will be secured by the Falls Mountain Security Agreement, and the security interests arising thereunder will rank subsequent in priority and be subordinate in all respects to: (a) the security interests presently held by Mitsui Canada and arising under a General Security Agreement made January 6, 2004 between Falls Mountain and PVC as debtors and Mitsui Canada; and (b) the security interests presently held by Marubeni and arising under a General Security Agreement made May 13, 2004 between Falls Mountain and PVC as debtors and Marubeni.

4.2  RELEASE OF SECURITY

Upon the repayment in full of the Credit Facility and accrued Interest thereon, the Falls Mountain Security Agreement will terminate, and Rockside will irrevocably release and discharge the Falls Mountain Security Agreement and the guarantee of Pine Valley expressed in Section 5.1.

4.3  PROJECT MANAGEMENT

Notwithstanding the Falls Mountain Security Agreement, the Willow Creek Project will be developed and operated by and under the control of the Pine Valley Group and the contractors and agents engaged by the Pine Valley Group.

5.   GUARANTEES AND INDEMNITIES

5.1  GUARANTEE OF PINE VALLEY

Rockside is willing to proceed with this Agreement and the transactions contemplated hereby only with the participation of Pine Valley as set forth in this Section 5. In consideration of the payment of $20 and other good and valuable consideration paid and given by Rockside to Pine Valley (the receipt and sufficiency of which are hereby acknowledged), Pine Valley hereby guarantees the performance by Falls Mountain of the respective covenants, agreements and obligations of Falls Mountain under this Agreement and guarantees payment by Falls Mountain to Rockside of any and all loss, damage, expense, liability, claim or demand suffered or incurred by Rockside arising out of any breach of any covenant, agreement, representation or warranty of this Agreement by Falls Mountain or any misrepresentation on the part of Falls Mountain.

5.2  ABILITY TO DEAL

Pine Valley acknowledges and agrees that none of the following will release Pine Valley of any of its obligations under this Section 5:

     (a) any modification, amendment or change to the rights or obligations of Falls Mountain under this Agreement in any manner whatsoever, regardless of the magnitude or materiality of such change and regardless of whether Pine Valley has consented to or approved such change;

     (b) the granting of any time, renewals, extensions or indulgences to Falls Mountain with respect to its obligations under this Agreement;

     (c) the taking of any securities (which word as herein used includes other guarantees) for the performance by Falls Mountain of its obligations under this Agreement; abstaining from taking or perfecting such securities; accepting compositions from, exchanging, enforcing, waiving or releasing any such securities; or otherwise dealing with such securities as Rockside may see fit, and, Rockside may apply all monies at any time received from such securities or Falls Mountain or others to such part of the liabilities of Falls Mountain as Rockside deems best and change such application in whole or in part from time to time as Rockside sees fit;

and Pine Valley further waives presentment, demand, protest and all notices and any right to require Rockside to proceed against Falls Mountain or to proceed against or exhaust any security or pursue any other remedy available to Rockside as a condition to enforcement of Pine Valley's obligations under this Agreement.

5.3 INDEMNIFICATION FROM PINE VALLEY

Pine Valley will indemnify and save harmless Rockside from and against all suits, claims, demands, liabilities, losses and expenses which Rockside may suffer, incur or sustain resulting or arising from any non-fulfilment of any covenant or agreement or any breach of or incorrectness in any representation or warranty by or of Pine Valley or any other member of the Pine Valley Group contained in this Agreement or the Falls Mountain Security Agreement.

Every indemnity and exemption from liability, limitation and condition contained in this Agreement for the benefit of Rockside and every defence and immunity of whatsoever nature applicable to Rockside or to which Rockside is entitled under this Agreement will also be available and extend to protect every director, officer, employee, agent or independent contractor from time to time of Rockside.

5.4  INDEMNIFICATION FROM PVC

PVC will indemnify and save harmless Rockside from and against all suits, claims, demands, liabilities, losses and expenses which Rockside may suffer, incur or sustain resulting or arising from any non-fulfilment of any covenant or agreement or any breach of or incorrectness in any representation or warranty by or of PVC or any other member of the Pine Valley Group contained in this Agreement or the Falls Mountain Security Agreement.

Every indemnity and exemption from liability, limitation and condition contained in this Agreement for the benefit of Rockside and every defence and immunity of whatsoever nature applicable to Rockside or to which Rockside is entitled under this Agreement will also be available and extend to protect every director, officer, employee, agent or independent contractor from time to time of Rockside.

5.5  INDEMNIFICATION FROM ROCKSIDE

Rockside will indemnify and save harmless each and every member of the Pine Valley Group from and against all suits, claims, demands, liabilities, losses and expenses which any member of the Pine Valley Group may suffer, incur or sustain resulting or arising from any failure or refusal by Rockside to advance any part of the Credit Facility in breach of its obligations under this Agreement.

Every indemnity and exemption from liability, limitation and condition contained in this Agreement for the benefit of the Pine Valley Group and every defence and immunity of whatsoever nature applicable to any member of the Pine Valley Group or to any member of the Pine Valley Group is entitled under this Agreement will also be available and extend to protect every director, officer, employee, agent or independent contractor from time to time of any member of the Pine Valley Group.

6.   BONUS SHARES

Pine Valley will issue to Rockside as additional consideration for the Credit Facility, a bonus payment equal to that number of common shares in the capital of Pine Valley having a Market Value equivalent to 10% of the principal amount of: (a) Tranche No. 1, to be issued as soon as is reasonably practicable after the advance of Tranche No. 1 (the "CLOSING DATE BONUS SHARES"); (b) Tranche No. 2, to be issued as soon as is reasonably possible after the advance, if any, of Tranche No. 2; and (c) Tranche No. 3, to be issued as soon as is reasonably possible after the advance, if any, of Tranche No. 3; each of which advances will be converted into Canadian Dollars at the exchange rate published by the Bank of Canada at the close of business on the day immediately preceding the date of such advance.

7.   REPRESENTATIONS AND WARRANTIES OF THE PINE VALLEY GROUP

7.1  REPRESENTATIONS AND WARRANTIES OF FALLS MOUNTAIN

Falls Mountain represents and warrants as follows and acknowledges and confirms that Rockside is relying upon such representations and warranties in entering into this Agreement:

     (a) Falls Mountain is a valid and subsisting company duly incorporated under the laws of the Province of British Columbia and has all necessary corporate power and authority to enter into this Agreement and perform its obligations hereunder;

     (b) this Agreement has been duly authorized, executed and delivered by Falls Mountain and is a legal, valid and binding obligation of Falls Mountain, enforceable against Falls Mountain in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency and other laws affecting creditors' rights generally and subject to the qualification that specific performance and injunction, as equitable remedies, may only be granted in the discretion of a court of competent jurisdiction;

     (c) the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not conflict with or result in the breach of, or the acceleration of, any terms, provisions or conditions of or constitute a default under: (i) the constating documents of Falls Mountain; (ii) any indenture, mortgage, deed of trust, agreement, lease, franchise, certificate or other instrument to which Falls Mountain is a party or is bound, except as set out in the agreements with Marubeni and Mitsui or Mitsui Canada; or (iii) any term or provision of any licenses, registrations or qualifications of Falls Mountain or any order of any governmental authority or any applicable law;

     (d) no litigation or administrative proceedings before any court or governmental authority are presently pending, or have been threatened in writing against Falls Mountain or any of its assets which could have a material adverse effect on its business or assets;

     (e) Falls Mountain has conducted and is conducting, in all material respects, its business in compliance with all applicable laws, by-laws, rules and regulations of each jurisdiction in which the Willow Creek Project is carried on and it holds all licences, registrations, permits, consents or qualifications (whether governmental, regulatory or otherwise) required in order to enable the Willow Creek Project to be carried on as now conducted, and all such licences, registrations, permits, consents and qualifications are valid and subsisting and in good standing, in all material respects, and Falls Mountain has not received any notice of proceedings relating to the revocation or modification of any such licence, registration, permit, consent or qualification which, if subject to an unfavourable decision, ruling or finding, would materially adversely affect the business or assets of Falls Mountain;

     (f) Falls Mountain is the legal and beneficial owner of all of the issued and outstanding shares in the capital of PVC, free and clear of any Liens other than Permitted Liens; and

     (g) except for those Willow Creek Project assets registered in the name of PVC, Falls Mountain owns all of the Willow Creek Project assets, licences, and permits required to carry on the Willow Creek Project in its current state of development free and clear of any Liens other than Permitted Liens.

The representations set out in this Section are continuous in nature and will continue in effect as representations and warranties of Falls Mountain repeated on a daily basis during the currency of this Agreement.

7.2  REPRESENTATIONS AND WARRANTIES OF PINE VALLEY

Pine Valley represents and warrants as follows and acknowledges and confirms that Rockside is relying upon such representations and warranties in entering into this Agreement:

     (a) Pine Valley is a valid and subsisting company duly incorporated under the laws of the Province of British Columbia and has all necessary corporate power and authority to enter into this Agreement and perform its obligations hereunder;

     (b) this Agreement has been duly authorized, executed and delivered by Pine Valley and is a legal, valid and binding obligation of Pine Valley, enforceable against Pine Valley in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency and other laws affecting creditors' rights generally and subject to the qualification that specific performance and injunction, as equitable remedies, may only be granted in the discretion of a court of competent jurisdiction;

     (c) the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not conflict with or result in the breach of, or the acceleration of, any terms, provisions or conditions of or constitute a default under: (i) the constating documents of Pine Valley; (ii) any indenture, mortgage, deed of trust, agreement, lease, franchise, certificate or other instrument to which Pine Valley is a party or is bound, except as set out in the agreements with Marubeni and Mitsui or Mitsui Canada; or (iii) any term or provision of any licenses, registrations or qualifications of Pine Valley or any order of any governmental authority or any applicable law;

     (d) no litigation or administrative proceedings before any court or governmental authority are presently pending, or have been threatened in writing against Pine Valley or any of its assets which could have a material adverse effect on its business or assets;

     (e) Pine Valley has conducted and is conducting, in all material respects, its business in compliance with all applicable laws, by-laws, rules and regulations of each jurisdiction in which its business is carried on and it holds all licences, registrations, permits, consents or qualifications (whether governmental, regulatory or otherwise) required in order to enable its business to be carried on as now conducted, and all such licences, registrations, permits, consents and qualifications are valid and subsisting and in good standing, in all material respects, and Pine Valley has not received any notice of proceedings relating to the revocation or modification of any such licence, registration, permit, consent or qualification which, if subject to an unfavourable decision, ruling or finding, would materially adversely affect the business or assets of Pine Valley; and

     (f) Pine Valley is the legal and beneficial owner of all of the issued and outstanding shares in the capital of Falls Mountain, free and clear of any Liens other than Permitted Liens.

The representations set out in this Section are continuous in nature and will continue in effect as representations and warranties of Pine Valley repeated on a daily basis during the currency of this Agreement.

7.3  REPRESENTATIONS AND WARRANTIES OF PVC

PVC represents and warrants as follows and acknowledges and confirms that Rockside is relying upon such representations and warranties in entering into this Agreement:

     (a) PVC is a valid and subsisting corporation duly incorporated under the laws of the Province of Alberta and has all necessary corporate power and authority to enter into this Agreement and perform its obligations hereunder;

     (b) this Agreement has been duly authorized, executed and delivered by PVC and is a legal, valid and binding obligation of PVC, enforceable against PVC in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency and other laws affecting creditors' rights generally and subject to the qualification that specific performance and injunction, as equitable remedies, may only be granted in the discretion of a court of competent jurisdiction;

     (c) the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not conflict with or result in the breach of, or the acceleration of, any terms, provisions or conditions of or constitute a default under: (i) the constating documents of PVC; (ii) any indenture, mortgage, deed of trust, agreement, lease, franchise, certificate or other instrument to which PVC is a party or is bound, except as set out in the agreements with Marubeni and Mitsui or Mitsui Canada; or (iii) any term or provision of any licenses, registrations or qualifications of PVC or any order of any governmental authority or any applicable law;

     (d) no litigation or administrative proceedings before any court or governmental authority are presently pending, or have been threatened in writing against PVC or any of its assets which could have a material adverse effect on its business or assets;

     (e) PVC has conducted and is conducting, in all material respects, its business in compliance with all applicable laws, by-laws, rules and regulations of each jurisdiction in which its business is carried on and it holds all licences, registrations, permits, consents or qualifications (whether governmental, regulatory or otherwise) required in order to enable its business to be carried on as now conducted, and all such licences, registrations, permits, consents and qualifications are valid and subsisting and in good standing, in all material respects, and PVC has not received any notice of proceedings relating to the revocation or modification of any such licence, registration, permit, consent or qualification which, if subject to an unfavourable decision, ruling or finding, would materially adversely affect the business or assets of PVC; and

     (f) except for those Willow Creek Project assets owned by Falls Mountain, PVC owns all of the Willow Creek Project assets, licences, and permits required to carry on the Willow Creek Project in its current state of development free and clear of any Liens other than Permitted Liens.

The representations set out in this Section are continuous in nature and will continue in effect as representations and warranties of PVC repeated on a daily basis during the currency of this Agreement.

8.   REPRESENTATIONS AND WARRANTIES OF ROCKSIDE

8.1  GENERAL REPRESENTATIONS AND WARRANTIES

Rockside hereby represents and warrants as follows and acknowledges and confirms that the Pine Valley Group is relying upon such representations and warranties in entering into this Agreement:

     (a) Rockside is a valid and subsisting corporation duly incorporated under the laws of its jurisdiction of incorporation and has all necessary corporate power and authority to enter into this Agreement and perform its obligations hereunder;

     (b) this Agreement has been duly executed and delivered by Rockside and is a legal, valid and binding obligation of Rockside, enforceable against Rockside in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency and other laws affecting creditors' rights generally and subject to the qualification that specific performance and injunction, as equitable remedies, may only be granted in the discretion of a court of competent jurisdiction;

     (c) the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not conflict with or result in the breach of, or the acceleration of, any terms, provisions or conditions of or constitute a default under: (i) the constating documents of Rockside; (ii) any indenture, mortgage, deed of trust, agreement, lease, franchise, certificate or other instrument to which Rockside is a party or is bound; or (iii) any term or provision of any licenses, registrations or qualifications of Rockside or any order of any governmental authority or any applicable law;

     (d) there is not now pending or threatened against Rockside, nor has Rockside received notice in respect of any material claim, nor is Rockside aware of any facts that could give rise to any claim, which could lead to, any litigation, action, suit or other proceeding by or before any court, tribunal or other competent governmental agency or authority or regulatory body which if determined adversely to Rockside would materially affect the application of this Agreement or the Parties; and

     (e) Rockside is a non-resident of Canada within the meaning of Section 116 of the Income Tax Act (Canada).

The representations and warranties set out in this Section are continuous in nature and will continue in effect as representations and warranties of Rockside repeated on a daily basis during the currency of this Agreement.

8.2  SECURITIES LAW REPRESENTATIONS AND WARRANTIES

Rockside hereby further represents and warrants as follows and acknowledges and confirms that the Pine Valley Group is relying upon such representations and warranties in entering into this Agreement:

     (a) Rockside acknowledges that it has had the opportunity to review all reports, information and other documents filed by Pine Valley with U.S. and Canadian securities authorities and to obtain additional information from, and to ask questions of, Pine Valley or its representatives concerning Pine Valley and its present and proposed business, results of operations and financial condition, and has had all such questions answered to its satisfaction and has been supplied with all additional information requested;

     (b) Rockside has such knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of investing in Pine Valley. Rockside has sufficient liquid assets or other sources of income to provide for its current needs and contingencies with no need for liquidity of the investment in Pine Valley and has the ability to suffer a complete loss of the investment. Rockside is familiar with the type of investment which the securities being issued by Pine Valley constitutes and has reviewed the investment in Pine Valley with its own tax and legal advisors and investment representatives to the extent deemed advisable;

     (c) Rockside understands that (i) the securities have not been registered under the U.S. Securities Act of 1933, as amended (the "SECURITIES ACT"), or any state securities or "blue sky" laws (the "STATE ACTS") and are being issued and sold in reliance upon certain exemptions contained in the Securities Act and the State Acts, and the representations and warranties contained herein are essential to the claim of exemption by Pine Valley under the Securities Act and the State Acts, (ii) the securities are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act,
          (iii) the securities cannot be sold or
          transferred without registration under the Securities Act and any applicable State Acts, unless the holder establishes to the satisfaction of Pine Valley that such registration is not necessary,
          (iv) any certificates which may be issued to evidence the securities shall bear the following legend, in addition to any other legend required by law or otherwise:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SECURITIES HAS BECOME EFFECTIVE OR UNLESS THE HOLDER ESTABLISHES TO THE SATISFACTION OF THE CORPORATION THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

          (v) only Pine Valley can register the securities under the Securities Act and any of the State Acts, (vi) Pine Valley has not made any representations to Rockside that Pine Valley will register the securities under the Securities Act or any of the State Acts, or with respect to compliance with any exemption therefrom, (vii) there are stringent conditions for obtaining an exemption for the resale of the securities under the Securities Act and any State Acts, and (viii) Pine Valley may from time to time make stop transfer notations in its transfer records to ensure compliance with the Securities Act and any State Acts;

     (d) Rockside represents and warrants that (i) it is acquiring the securities for its own account and not on behalf of any other person,
          (ii) it is acquiring the securities for investment and not with a view to or for sale in connection with any distribution of the securities or with the intent to divide its participation with others or resell or otherwise participate in a distribution of the securities, directly or indirectly, and (iii) neither it nor anyone acting omits behalf has paid or will pay any commission or other remuneration to any person in connection with the acquisition of the securities; and

     (e) Rockside is an "accredited investor" within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act because it is an organization described in Section 501(c)(3) of the Internal Revenue Code, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000.

The representations and warranties set out in this Section are continuous in nature and will continue in effect as representations and warranties of Rockside repeated on a daily basis during the currency of this Agreement.

9.   COVENANT ON RESALES OF SECURITIES

Rockside hereby covenants with Pine Valley not to make any sale of the securities: (i) without registration under the Securities Act and the applicable State Acts, unless it is established to the satisfaction of Pine Valley that such registration is not necessary; or (ii) without compliance with any restrictions imposed by the Securities Act or any applicable State Acts.

10.  CLOSING

10.1 CLOSING DATE

The closing of the advance of Tranche No. 1 (the "CLOSING") will take place at the offices of the Pine Valley Group's Vancouver legal counsel at 11:00 a.m. (Vancouver time) on November 26, 2004, or such other date as may be agreed to by the Parties (the "CLOSING DATE").

10.2 PINE VALLEY GROUP CLOSING AND POST-CLOSING DOCUMENTS

At the Closing, the Pine Valley Group will table and, in accordance with the other provisions of Section 10, will deliver to Rockside:

     (a)  this Agreement duly executed by each member of the Pine Valley Group;

     (b) a certificate of a senior officer of each member of the Pine Valley Group directed to the truth and accuracy of the representations and warranties of that member of the Pine Valley Group made in this Agreement and the performance by that member of the Pine Valley Group of the covenants to be performed by it at or before the Closing and providing particulars of any inaccuracy or non-performance;

     (c) certified copies of resolutions of the directors of each member of the Pine Valley Group authorizing the execution and delivery by each such member of this Agreement and the performance of each such member's obligations hereunder;

     (d) the Falls Mountain Security Agreement duly executed by Falls Mountain and PVC;

     (e) a certified cheque, bank draft or wire transfer made payable to Rockside in connection with Falls Mountain's obligation to pay the amount owing, if any, pursuant to Section 2.6;

     (f) a certified copy of resolution of the directors of Pine Valley authorizing the allotment and issuance of the Closing Date Bonus Shares; and

     (g) all other documents as Rockside or its solicitors may reasonably request pursuant to the terms and conditions of this Agreement.

As soon as is reasonably possible after the Closing Date, Pine Valley will deliver to Rockside a share certificate duly and validly registered in the name of Rockside representing the Closing Date Bonus Shares.

10.3 ROCKSIDE'S CLOSING DOCUMENTS

At the Closing Rockside will table and, in accordance with the other provisions in Section 10, will deliver to the Pine Valley Group:

     (a)  this Agreement duly executed by Rockside;

     (b)  a certificate signed by a senior officer of Rockside:

          (1) directed to the truth and accuracy of the representations and warranties of Rockside in this Agreement and the performance by Rockside of the covenants to be performed at or before the Closing and providing particulars of any inaccuracy or non-performance; and

          (2) confirming that the execution and delivery of this Agreement by Rockside and the performance by Rockside of its obligations hereunder have been authorized by all necessary procedures;

     (c) a wire transfer in the amount of $3,750,000 representing the advance of Tranche No. 1;

     (d) a statement of account evidencing the amount owing, if any, pursuant to Section 2.6; and

     (e) all other documents as the Pine Valley Group may reasonably request pursuant to the terms and conditions of this Agreement.

10.4 CONDITIONS PRECEDENT

The obligation of Rockside to complete the Closing is subject to the conditions that Rockside will have received confirmation of the registration of the Falls Mountain Security Agreement in the personal property security registries of British Columbia and Alberta, and the recording of the Falls Mountain Security Agreement on the title records of the Willow Creek Project coal licenses and coal leases maintained at the office of the British Columbia Coal Administrator. The foregoing condition is for the exclusive benefit of Rockside and may be waived by Rockside. Each of Rockside and Falls Mountain will use reasonable commercial efforts to fulfill the foregoing condition promptly following the execution and delivery of this Agreement.

11.  DEFAULT

11.1 EVENT OF DEFAULT

An "EVENT OF DEFAULT" means the occurrence of any of the following events:

     (a) Falls Mountain defaults in any payment when the same is due under this Agreement;

     (b) any member of the Pine Valley Group becomes insolvent or makes a general assignment for the benefit of its creditors, or if an order is made or effective resolutions are passed for the winding-up, of a member of the Pine Valley Group or if any member of the Pine Valley Group is declared bankrupt or if a custodian or receiver is appointed for a member of the Pine Valley Group under any bankruptcy legislation, or if a compromise or arrangement is proposed by any member of the Pine Valley Group to its creditors or any class of its creditors, or if a receiver or other officer with like powers is appointed for a member of the Pine Valley Group;

     (c) the Pine Valley Group uses the Credit Facility proceeds for purposes other than those permitted by Section 3.1 of this Agreement;

     (d) Pine Valley pays any dividends or makes any other cash distributions to shareholders, or makes any payment towards an amount of $600,000 which Pine Valley has disclosed in the notes to its annual financial statements as owing to the estate of Pine Valley's former Chairman;

     (e) Falls Mountain pays any cash dividends or makes any other cash distributions to its shareholder, other than by paying expenses of its shareholder that it is otherwise permitted to pay under this Agreement, which payments may be accounted for as dividends by Falls Mountain;

     (f) the Pine Valley Group forfeits or abandons any of the coal licenses or coal leases listed in Schedule 11.1(f), or cause any conditions of its mining permits to be changed or amended such that the Pine Valley Group would have to cease mining operations on the Willow Creek Project for a period of greater than thirty consecutive days;

     (g) the Pine Valley Group sells or otherwise disposes of any assets without the prior written consent of Rockside, excluding assets sold or otherwise disposed of in the normal course of business such as coal and equipment sales;

     (h) a member of the Pine Valley Group is in material breach of any agreements with a third party and such material breach is reasonably likely to have a material impact on the ownership of the Willow Creek; or

     (i) a member of the Pine Valley Group is in material breach of any provision of this Agreement.

11.2 CONSEQUENCES OF DEFAULT

If any Event of a Default occurs and is continuing for a period of 30 days after written notice has been given by Rockside to the Pine Valley Group, and acts or omissions of Rockside have not materially contributed to such a default, then Rockside may declare the outstanding amount of the Credit Facility plus accrued and unpaid Interest to be immediately due and payable and may exercise all of its rights and remedies available to it at law, including under the Falls Mountain Security Agreement. Notwithstanding the foregoing, the provisions of this Section 11.2 will not in any way relieve the obligation of Falls Mountain to repay the entire outstanding amount of the

Credit Facility and any and all accrued and unpaid Interest in accordance with the repayment deadline prescribed in Section 2.3.

11.3 NOTICE OF DEFAULT

Upon becoming aware of the occurrence of an Event of a Default or an event which, with the passage of time, will become an Event of Default, Falls Mountain will give written notice of such event to Rockside.

11.4 USE OF PROCEEDS ASSUMPTION

Unless Rockside is able to prove otherwise, the Pine Valley Group will be assumed to have used the Credit Facility proceeds in accordance with Article 3 of this Agreement.

12.  FORCE MAJEURE

If any Party is delayed in the performance of its obligations under this Agreement or its operations are suspended by strikes, lockouts or other labour unrest or disturbances, fire, flood, insurrection, riots, acts of the enemy, acts of the government including governmental agencies or other bodies, acts of God, or by any other similar causes reasonably beyond the control of the affected Party (such an event being herein referred to as "FORCE MAJEURE"), then the obligations of the Party, insofar as its obligations are affected by the Force Majeure, will be suspended, while, but only for so long as, the Force Majeure continues to prevent the performance of the said obligations. The Party claiming suspension of its obligations as aforesaid will give the other Party written notice of the Force Majeure within 10 days of its commencement including reasonably full particulars in respect thereof, which particulars will include the commencement date of the Force Majeure. The affected Party will promptly take steps to remedy the cause and effect of the Force Majeure described in the aforesaid notice insofar as it is reasonably able so to do; provided that the terms of settlement of any strike, lockout, or other labour unrest or disturbance will be wholly in the discretion of the Party so affected and that Party will not be required to accede to the demands of its opponents in any strike, lockout or other labour unrest or disturbance solely to remedy promptly the Force Majeure thereby constituted.

Notwithstanding the foregoing, the provisions of this Section 12 will not in any way relieve the obligation of Falls Mountain to repay the entire outstanding amount of the Credit Facility and any and all accrued and unpaid Interest in accordance with the repayment deadline prescribed in Section 2.3.

13.  GENERAL

13.1 INDEPENDENT LEGAL ADVICE

Rockside acknowledges and agrees that the Pine Valley Group and their counsel, Bull, Housser & Tupper, have recommended that it obtain independent legal advice with respect to the subject matter of this Agreement and Rockside hereby represents and warrants to each of the Pine Valley Group and Bull, Housser & Tupper that Rockside has sought independent legal advice or waives such advice.

13.2 ARBITRATION

All disputes between the parties arising out of or in connection with this Agreement which cannot be settled by them will be referred to a single arbitrator under the Commercial Arbitration Act then in effect in British Columbia whose decision thereon will be final, binding and conclusive. All arbitration proceedings will be conducted, unless the Parties otherwise agree, in Vancouver, British Columbia. Any matter, issue or dispute referred to arbitration will be dealt with on an expeditious basis with the parties using all commercially reasonable efforts to obtain and implement a timely decision of the arbitration panel.

13.3 FURTHER ASSURANCES

Before, at, and after the Closing Date, each Party will promptly execute and deliver all further documents and take all further action reasonably necessary or appropriate to give effect to the provisions and intent of this Agreement and to complete the transactions contemplated by this Agreement.

13.4 ENTIRE AGREEMENT

This Agreement, together with the agreements and other documents delivered pursuant hereto, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, express or implied, statutory or otherwise between the Parties hereto and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth herein and therein.

13.5 NOTICE

Any notice or other communication required or permitted to be given under this Agreement must be in writing and delivered personally or sent by facsimile, addressed as follows:

     IF TO ANY MEMBER OF THE PINE VALLEY GROUP:

     #501 - 535 Thurlow Street
     Vancouver, BC V6E 3L2
     Attention: President
     Fax: (604) 682-4698

     WITH A COPY TO:

     Bull, Housser & Tupper
     3000 - 1055 W. Georgia St.
     Vancouver, B.C.
     V6E 3R3
     Attention: Grant Weaver
     Fax: (604) 646-2514

     AND IF TO ROCKSIDE:

     524 North Avenue, Suite 203
     New Rochelle, NY 10801-3410
     Attention: President
     Fax: 914-632-5502

or to such other address or facsimile number as a party may specify by notice in writing given hereunder.

Each notice to a Party given pursuant to or in connection with this Agreement must be given in writing and will be validly given if delivered on a Business Day to an individual at the address for the Party designated in accordance with this Section, or, if transmitted on a Business Day by fax to the fax number for that the Party designated in accordance with this Section. Any notice:

     (a) if validly delivered, will be deemed to have been given when delivered;

     (b) if validly transmitted by fax before 3:00 p.m. (local time at the place of receipt) on a Business Day, will be deemed to have been given on that Business Day; and

     (c) if validly transmitted by fax after 3:00 p.m. (local time at the place of receipt) on a Business day, will be deemed to have been given on the first Business Day after the date of the transmission.

For greater certainty, for all purposes under this Agreement, any notice, delivery, payment, approval, or direction to be made or given by Rockside to or to the benefit of any member of the Pine Valley Group will be effected by a notice, delivery, payment, approval, or direction by Rockside to Pine Valley as the duly authorized representative for each and every member of the Pine Valley Group.

13.6 ASSIGNMENT

Except as expressly provided for herein, which may occur without consent provided that Rockside is not released from its obligations as a result of such assignment, this Agreement may not be assigned by any Party without the prior written consent of the other Parties. This Agreement will enure to the benefit of and be binding upon the each of the Parties and their successors and permitted assigns.

13.7 CONFIDENTIALITY

Rockside will hold all Project Information in confidence, taking reasonable security precautions (at least as great as the precautions it takes to protect its own confidential information) to keep confidential the Project Information, except for Project Information which:

     (a) is or becomes generally available to the public other than as a result of a disclosure by Rockside, its representatives or anyone to whom Rockside or its representatives have transmitted any Project Information;

     (b) is or becomes available or known to Rockside on a non-confidential basis and not in contravention of applicable law from a source other than the Pine Valley Group, provided that Rockside does not have reason to believe that such source is bound by a confidentiality agreement with the Pine Valley Group or is otherwise prohibited from transmitting the Project Information to Rockside;

     (c) was known to Rockside on a non-confidential basis prior to the date of this Agreement, provided that such Project Information is not subject to another confidentiality agreement with, or other obligation of secrecy to, any member of the Pine Valley Group or another party; or

     (d) is information which Rockside is or becomes legally obligated to disclose pursuant to an order of a court or other governmental entity having jurisdiction over such disclosure.

13.8 PUBLIC DISCLOSURE OBLIGATIONS

Rockside acknowledges that Pine Valley is a reporting issuer in British Columbia and Alberta and has certain of its securities listed for trading on the TSX Venture Exchange, and agrees that where Pine Valley, in its reasonable opinion, is required to publicly disclose Project Information in order to comply with its obligations to the TSX Venture Exchange, or any other exchange, quotation and trade reporting system on which Pine Valley's securities are listed for trading, or securities laws applicable to Pine Valley, then Pine Valley will be permitted, in its sole discretion, to make such disclosure, provided that Pine Valley provides Rockside with advance notice of any disclosure relating directly or indirectly to Rockside.

13.9 COUNTERPARTS

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts with the same effect as if all Parties had all signed and delivered the same document and all counterparts will be construed together to be an original and will constitute one and the same agreement.

13.10 DELIVERY BY FAX

Any Party may deliver an executed copy of this Agreement by fax but that Party will immediately dispatch by delivery in person to the other Parties an originally executed copy of this Agreement.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement the day and year first above written.

PINE VALLEY MINING CORPORATION


Per: /s/ Mark Fields
     --------------------------------
     Authorized Signatory
     I have authority to bind
     PINE VALLEY MINING CORPORATION


FALLS MOUNTAIN COAL INC.


Per: /s/ Mark Fields
     --------------------------------
     Authorized Signatory
     I have authority to bind
     FALLS MOUNTAIN COAL INC.


PINE VALLEY COAL LTD.


Per: /s/ Mark Fields
     --------------------------------
     Authorized Signatory
     I have authority to bind
     PINE VALLEY COAL LTD.


THE ROCKSIDE FOUNDATION


Per: /s/ Michael A. Coan
     --------------------------------
     Authorized Signatory
     I have the authority to bind
     THE ROCKSIDE FOUNDATION

                                SCHEDULE 11.1(F)
                            COAL LICENSES AND LEASES

I.   LICENSOR

     British Columbia Provincial Crown

II.  LICENSES AND LEASES

A.   Pine Valley Coal Ltd.

           COAL
       LICENSE NO./                                 WORK              STATUS
      TENURE NUMBER   TENURE NO.   MAP NUMBER   RECORDED TO   (G.S. - GOOD STANDING)   AREA (HA)
      -------------   ----------   ----------   -----------   ----------------------   ---------
1.        8574          327312       093O09W     2005.03.31       G.S. 2005.03.31          293
2.        8575          327313       093O09W     2005.03.31       G.S. 2005.03.31          293
3.        8576          327314       093O09E     2005.03.31       G.S. 2005.03.31          293
4.        8577          327316       093O09W     2005.03.31       G.S. 2005.03.31          293
5.        8578          327318       093O09W     2005.03.31       G.S. 2005.03.31          293
6.        8579          327320       093O09W     2005.03.31       G.S. 2005.03.31          293
7.        8580          327321       093O09W     2005.03.31       G.S. 2005.03.31          293
8.        347214        347214       093O09W     2005.03.31       G.S. 2005.03.31          292
9.        347215        347215       093O09E     2005.03.31       G.S. 2005.03.31          293
10.       347216        347216       093O09E     2005.03.31       G.S. 2005.03.31          293
11.       347217        347217       093O09E     2005.03.31       G.S. 2005.03.31          293
12.       347218        347218       093O09E     2005.03.31       G.S. 2005.03.31          293
13.       389294        389294       093O09E     2005.03.31       G.S. 2005.03.31         6151

B.   Falls Mountain Coal Inc.

           COAL
       LICENSE NO./                                 WORK              STATUS
      TENURE NUMBER   TENURE NO.   MAP NUMBER   RECORDED TO   (G.S. - GOOD STANDING)   AREA (HA)
      -------------   ----------   ----------   -----------   ----------------------   ---------
1.        409343        409343       093O09W     2005.04.07       G.S. 2005.04.07         293
2.        409344        409344       093O09W     2005.04.07       G.S. 2005.04.07         293
3.        409345        409345       093O09W     2005.04.07       G.S. 2005.04.07         293
4.        409346        409346       093O09W     2005.04.07       G.S. 2005.04.07         293
5.        409347        409347       093O09W     2005.04.07       G.S. 2005.04.07         293
6.        409348        409348       093O09W     2005.04.07       G.S. 2005.04.07         293
7.        409349        409349       093O09W     2005.04.07       G.S. 2005.04.07         293
8.        409350        409350       093O09W     2005.04.07       G.S. 2005.04.07         293
9.        409351        409351       093O09W     2005.04.07       G.S. 2005.04.07         293
10.       409352        409352       093O09W     2005.04.07       G.S. 2005.04.07         292

Together with any other coal licenses or coal leases acquired after the date hereof by Pine Valley Coal Ltd. or Falls Mountain Coal Inc.